EXHIBIT 99.(a)(viii)

LORD ABBETT INVESTMENT TRUST

AMENDMENT TO

DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of Lord Abbett Investment Trust, a Delaware business trust (the “Trust”), organized pursuant to a Declaration of Trust dated August 16, 1993 (the “Declaration”), do hereby establish, pursuant to Section 5.3 of the Declaration, (i)a new class of shares for each Series of the Trust to be designated the Class C shares of such Series and (ii) a new class of shares for the U.S. Government Securities Series of the Trust to be designated the Class B shares of such series. The initial class of shares of each Series shall be designated the Class A shares of such Series. Any variations between such classes as to purchase price, determination of net asset value, the price, terms and manner of redemption, special and relative rights as to dividends and on liquidation, and conditions under which such classes shall have separate voting rights, shall be as set forth in the Declaration or as elsewhere determined by the Board of Trustees of the Trust.

This instrument shall constitute an amendment to the Declaration.

IN WITNESS WHEREOF, the undersigned have executed this instrument this 19th day of June, 1996.

Ronald P. Lynch

/s/ Robert S. Dow
Robert S. Dow

/s/ E. Thayer Bigelow
E. Thayer Bigelow

/s/ Stewart S. Dixon
Stewart S. Dixon

/s/ John C. Jansing
John C. Jansing

/s/C. Alan MacDonald
C. Alan MacDonald

/s/ Hansel B. Millican, Jr
Hansel B. Millican, Jr.

/s/ Thomas J. Neff
Thomas J. Neff